  EXHIBIT 3.1

INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER

SHARES

Maptelligent

Fully Paid Non-Assessable $0.00001 Par Value **COMMON STOCK**

CUSIP NO. 56564U 103

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of MAPTELLIGENT, INC. Capital Stock
transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
2469 E Ft. Union Blvd., #214, Salt Lake City, UT 84121

By:____________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

PRESIDENT

MAPTELLIGENT, INC.
SEAL
NEVADA

SECRETARY